EXHIBIT 99.1

For Immediate Release: February 14, 2013

Occidental Petroleum Board Forms Search Committee
as Part of Succession Planning Process

LOS ANGELES, February 14, 2013 — Occidental Petroleum Corporation (NYSE:OXY) today announced that as part of the Company’s succession planning process, the Board has formed a search committee to undertake a review of internal and external candidates to succeed President and Chief Executive Officer, Stephen I. Chazen, with the assistance of a leading executive search firm.  The Company has not set a timetable for completion of the search. As previously announced, Dr. Ray R. Irani, who continues to serve as Executive Chairman, will retire at the end of 2014.
“Succession planning and best corporate governance practices have been a high priority for the Board over the past number of years,” said Director Margaret Foran.  “We look forward to a thoughtful and smooth process that will yield the best result for Oxy and all of its constituencies.”
About Oxy
Occidental Petroleum Corporation (OXY) is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is one of the largest U.S. oil and gas companies, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

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Contacts:

Melissa E. Schoeb
melissa_schoeb@oxy.com
310-443-6504

or

Chris Stavros
chris_stavros@oxy.com
212-603-8184

On the web: www.oxy.com